UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 15, 2010 (Date of earliest event reported)

Commission File No.: 0-25969

RADIO ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1166660 (I.R.S. Employer Identification No.)

5900 Princess Garden Parkway,
7th Floor
Lanham, Maryland 20706
(Address of principal executive offices)

(301) 306-1111
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On July 15, 2010, Radio One, Inc. (the “Company”) and its subsidiaries executed a forbearance agreement (the “Forbearance Agreement”) with Wells Fargo Bank, N.A. (successor by merger to Wachovia Bank, National Association), as administrative agent (the “Agent”), and financial institutions constituting the majority of outstanding loans and commitments (the “Required Lenders”) under its senior credit facility (the “Senior Credit Facility”), relating to existing defaults and events of default under the Senior Credit Facility.  Pursuant to the Forbearance Agreement, the Agent and Required Lenders agreed to forbear from exercising certain rights and remedies under the loan documents arising as a result of the default of the maximum total leverage covenant, the default of the requirement to provide written notice of such default, and certain other defaults and events of default caused by the default of the total leverage covenant.  The Forbearance Agreement is attached hereto as Exhibit 99.1 and incorporated by reference.  The material terms of the Forbearance Agreement, in summary form, include the following:

•
from and after July 1, 2010, the Company shall pay interest on the principal amount of all outstanding obligations (as defined in the Senior Credit Facility) at the default rate, which rate shall equal (i) in the case of base rate loans, the base rate plus the applicable margin plus 2.0% per annum and (ii) in the case of London Interbank Offered Rate ("LIBOR") loans, the interest rate otherwise applicable to such loan plus 2.0% per annum, which interest shall be payable monthly starting July 31, 2010;

•
the Agent and Required Lenders maintain the right to deliver “payment blockage notices” to the trustees for the holders of the 8 7/8% Senior Subordinated Notes due 2011  (“2011 Notes”) and/or the 6 3/8% Senior Subordinated Notes due 2013 (“2013 Notes”);

•
the Company shall not request any borrowing or issuance of any letter of credit during the forbearance period and for so long as an event of default (as defined in the Senior Credit Facility) is continuing;

•
except as otherwise listed above, in each case as further described in the Forbearance Agreement, the Agent and Required Lenders agreed to forbear from exercising all rights and remedies, including accelerating the loans; and

•
the Forbearance Agreement will terminate on 5:00 p.m., Eastern time, on August 13, 2010, unless an earlier termination date is triggered by the occurrence of any additional event of default (other than a default or event of default (as defined in the Senior Credit Facility) as a result of any “payment blockage notice” delivered to the trustees for the holders of the 2011 Notes and/or the 2013 Notes), or breach of the covenants, representations or warranties, in each case as further described in the Forbearance Agreement.

This summary of the Forbearance Agreement is qualified in its entirety by reference to the text of the Forbearance Agreement attached hereto as Exhibit 99.1.

Item 8.01 Other Events

On July 16, 2010, the Company announced that it had extended the expiration time of its exchange offer for its 2011 Notes and its 2013 Notes (collectively, the “Existing Notes”), and the related consent solicitation, to 5:00 p.m., New York City time, on July 31, 2010.  The Company also announced that its previously announced subscription offer to holders of Existing Notes who participate in the exchange offer to purchase its new 8.5%/9.0% Second-Priority Senior Secured Grid Notes due 2016 expired at 5:00 p.m., New York City time, on July 15, 2010, and the Company has determined not to further extend the subscription offer.  A copy of the press release announcing the extension of the expiration time of the exchange offer and the expiration of the subscription offer is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The new securities issued pursuant to the exchange offer have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Therefore, the new securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This Form 8-K and the press release attached hereto as Exhibit 99.2 do not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities. The offers are being made only pursuant to an offering memorandum and related offering materials and only to such persons and in such jurisdictions as is permitted under applicable law.

Cautionary Information Regarding Forward-Looking Statements

This Form 8-K and the press release attached hereto as Exhibit 99.2 contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements represent management’s current expectations and are based upon information available to the Company at the time of this Form 8-K and press release. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company’s control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause actual results to differ materially are described in the Company’s reports on Forms 10-K, 10-Q and other filings with the SEC.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

Exhibit Number	Description
99.1	Forbearance Agreement, by and among the Company, Wells Fargo Bank, N.A. and certain of the Company’s lenders
99.2	Press Release dated July 16, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADIO ONE, INC.

Date: July 16, 2010                                                                By: /s/ Peter D. Thompson
       Peter D. Thompson
       Chief Financial Officer